EXHIBIT 99.1

[META GROUP LETTERHEAD]

September 18, 2003

VIA FACSIMILE: 512-457-7001

Ms. Ariane Chan

Gray Cary Ware & Freidenrich LLP

1221 South MoPac Expressway

Suite 400

Austin, TX 78746-6875

Re:	Data Junction Corporation

Dear Ariane:

The META Group, hereby consents to Data Junction’s citation of the following data of META Group in the registration statement on Form S-4 of Pervasive Software, Inc. that will be filed within the a few days:

“META Group, a major industry analyst group, says “Ascential Software, Data Junction, Informatica, and SAS remain in the ETL driver’s seat, based on their combination of source system support, performance, usability, support, and metadata management.”

Very truly yours,

By:	/s/ DAVID YOKELSON

Name:	David Yokelson
Title:	EVP & Director, Technology Research Services